UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Foundation Medicine, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Foundation Medicine, Inc.
150 Second Street
Cambridge, MA 02141

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2018 Annual Meeting of Stockholders of Foundation Medicine, Inc. will be held on Thursday, June 21, 2018, at 9:00 a.m. Eastern Time, at the offices of Goodwin Procter LLP, located at 100 Northern Avenue, Boston, Massachusetts 02210. The purpose of the meeting is the following:

1.	to elect nine directors to serve as directors until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;
2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
3.	to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Only Foundation Medicine, Inc. stockholders of record at the close of business on April 23, 2018 will be entitled to vote at the meeting and any adjournment or postponement thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials and our 2017 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2017 Annual Report on Form 10-K. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials and our 2017 Annual Report on Form 10-K by mail. This process allows us to provide our stockholders with the information they need on a timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials and annual report.

Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting, by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating and returning the proxy card.

By Order of the Board of Directors,

Troy Cox
President, Chief Executive Officer and Director

Cambridge, Massachusetts
April 27, 2018

FOUNDATION MEDICINE, INC.
PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Our Board of Directors (the “Board of Directors” or the “Board”) has made this Proxy Statement (the “Proxy Statement”) and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2018 Annual Meeting of Stockholders (the “Annual Meeting”), and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about April 27, 2018.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JUNE 21, 2018: This Proxy Statement, the accompanying proxy card or voting instruction card and our 2017 Annual Report on Form 10-K are each available at http://www.proxyvote.com.

In this Proxy Statement, the terms the “Company,” “Foundation Medicine,” “we,” “us” and “our” refer to Foundation Medicine, Inc. and our wholly owned subsidiaries. The mailing address of our principal executive offices is Foundation Medicine, Inc., 150 Second Street, Cambridge, MA 02141.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the reduced disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.1 billion or more; (ii) December 31, 2018; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Stockholders Entitled to Vote; Record Date

As of the close of business on April 23, 2018, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 37,037,754 shares of our common stock, par value $0.0001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. No shares of Foundation Medicine preferred stock were outstanding as of April 23, 2018.

Quorum; Abstentions; Broker Non-Votes

Our By-laws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under the General Corporation Law of the State of Delaware (the “DGCL”), shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

Under our By-laws, any proposal is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Certificate of Incorporation or By-laws and except for the election of directors, which is determined by a plurality of the votes properly cast. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have the effect of votes in opposition to such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposal 1 requesting the election of nine directors to the Board of Directors is “non-discretionary.” If you do not instruct your broker how to vote with respect to this proposal, your broker may not vote for this proposal, and those votes will be counted as broker “non-votes.” Proposal 2 requesting the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 is considered to be a “discretionary” item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.

Voting

In Person

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you hold your shares through a bank or broker and wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the firm that holds your shares.

By Proxy

If you do not wish to vote in person or will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy as described in the proxy materials. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you. If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail or over the Internet before the Annual Meeting or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or sent to our principal executive offices at Foundation Medicine, Inc., 150 Second Street, Cambridge, MA 02141, Attention: Corporate Secretary.

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Expenses of Solicitation

Foundation Medicine is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have hired Broadridge Financial Solutions, Inc. to assist us in the distribution of proxy materials and the solicitation of votes described above. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies, and are not expected to exceed $42,000 in the aggregate.

Procedure for Submitting Stockholder Proposals and Nominations

Stockholder proposals intended to be presented at the 2019 annual meeting of our stockholders, including nominations of persons for election to the Board, must satisfy the requirements set forth in the advance notice provision under our By-laws. To be timely for our 2019 annual meeting of stockholders, any such proposal must be delivered in writing to our Corporate Secretary at our principal executive offices between the close of business on February 21, 2019 and March 23, 2019. If the date of the 2019 annual meeting of the stockholders is scheduled to take place before May 21, 2019, or after August 19, 2019, notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to such meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition, any stockholder proposal intended to be included in the proxy statement for the 2019 annual meeting of our stockholders must also satisfy the SEC regulations under Rule 14a-8 of the Exchange Act, and be received not later than December 28, 2018. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

RELATIONSHIP WITH ROCHE

Arrangements between Foundation Medicine and Roche

On January 12, 2015, we announced a broad strategic collaboration with Roche Holdings, Inc. and certain of its affiliates (collectively, “Roche”) to further advance our leadership position in genomic analysis and molecular information solutions in oncology. The transaction, which is a broad multi-part arrangement that includes a research and development collaboration, an ex-U.S. commercial collaboration, a U.S. educational support collaboration and an equity investment with certain governance provisions, closed on April 7, 2015 (the “Closing”).

At the Closing, Roche acquired 15,604,288 shares of the Company’s common stock, par value $0.0001 per share (each a “Share”), at a purchase price of $50.00 per Share, in a tender offer for aggregate consideration of approximately $780.2 million (the “Tender Offer Shares”) and completed its primary investment in the Company of $250 million in cash to purchase 5,000,000 newly issued Shares at a price of $50.00 per Share (the “Issuance” and together with the Tender Offer Shares, the “Investment”). Immediately following the Closing, Roche owned approximately 61.3% of the outstanding Shares. As of April 23, 2018, Roche beneficially owned approximately 56.8% of the outstanding Shares.

Notwithstanding the Investment, the Company remains an independent public company with Roche having the right to designate a minority of the directors on the Board pursuant to the Investor Rights Agreement described below.

Investor Rights Agreement

On April 7, 2015, in connection with the Closing, that certain Investor Rights Agreement, dated as of January 11, 2015, by and among the Company, Roche and certain other stockholders of the Company (the “Existing VC Investors”) (the “Investor Rights Agreement”) became effective. The Investor Rights Agreement includes, without limitation, the following provisions:

Composition of our Board of Directors. Immediately following the Closing and pursuant to the Investor Rights Agreement, the Board was increased to nine directors and reconstituted to include three directors designated by Roche (Daniel O’Day, Sandra Horning, M.D. and Michael Varney, Ph.D.) (the “Roche Designees”), two representatives affiliated with the Existing VC Investors (Alexis Borisy (then Chairman) and Krishna Yeshwant, M.D.), our Chief Executive Officer at the time (Michael Pellini, M.D.), two independent directors (Evan Jones and David Schenkein, M.D.) and one vacancy to be filled by an independent director to be agreed upon by the Company and Roche. In October 2016, Michael Dougherty was appointed as a member of the Board. In February 2017, the Board was increased to ten members when Troy Cox succeeded Michael Pellini as our Chief Executive Officer and became a member of the Board. At that time, Michael Pellini became Chairman of the Board. In June 2017, the Board was decreased to nine members when David Schenkein, M.D. retired from the Board at our 2017 annual meeting of stockholders.

Roche’s Right to Proportional Representation. So long as Roche beneficially owns at least 10% of the outstanding Shares, Roche will be entitled to the lesser of (A) the number of seats representing 33.34% of the Board of Directors and (B) proportionate representation on the Board of Directors, but in any event, at least one director designee. In addition, so long as there is at least one Roche Designee on the Board of Directors, Roche will be entitled to proportionate representation on each committee of the Board of Directors, but in any event, at least one director or observer designee on each committee, subject to compliance with the applicable rules of the SEC and the NASDAQ Stock Market. Notwithstanding the foregoing, directors appointed by Roche may be excluded from any discussions of the Board of Directors regarding any actual or potential collaboration agreement between the Company and any pharmaceutical, biotechnology or biopharmaceutical company that is at such time an actual competitor of Roche and which is similar in scope, nature and value to the ordinary course collaboration agreements of the Company existing as of January 11, 2015 (i.e., agreements pursuant to which the Company has agreed to provide genomic sequencing services to pharmaceutical, biotechnology and biopharmaceutical companies to support research and development or patient treatment, or to work with such companies to collect and use human molecular and other patient information for such company’s research, development and commercialization efforts).

The Roche Designees have observation rights with respect to the Board committees pursuant to the terms of the Investor Rights Agreement, which rights include (a) the provision with all notices of meetings, consents, minutes and other written materials that are provided to the directors serving on the applicable committee at the same time as such materials are provided to such directors and (b) the right to attend all meetings of the applicable Board committee.

Roche Approval Required for Certain Actions. Until such time as Roche beneficially owns less than a majority of the outstanding Shares (subject to a cure period), the Company (and its subsidiaries) may not take certain actions without Roche’s prior written consent, including any of the following:

•	appoint a new Chief Executive Officer of the Company;
•	incur any indebtedness (as defined in the Investor Rights Agreement) that would result in the outstanding aggregate principal amount of the indebtedness of the Company and its subsidiaries exceeding the lesser of (A) $200 million and (B) 20% of the Company’s aggregate market capitalization at the time of such incurrence;
•	issue or sell any equity securities (including any securities convertible or exercisable into such equity securities), other than (X) Shares issued pursuant to equity awards granted as of the Closing in accordance with their terms, (Y) equity awards granted after the Closing pursuant to the Company’s 2013 Stock Option and Incentive Plan or any permitted new equity incentive plan or equity incentive plan amendment and (Z) in connection with permitted acquisitions, certain Shares issued as stock consideration as long as such issuance does not result in Roche beneficially owning less than 50.5% of the outstanding Shares on a fully diluted basis;
•	establish or amend any equity incentive plan of the Company, except for certain equity plans;
•	acquire any entity, business or assets if the aggregate consideration payable by the Company and its subsidiaries exceeds the lesser of (A) $200 million and (B) 20% of the Company’s aggregate market capitalization at the time of such transaction, unless Roche is separately contemplating acquiring the same entity, business or assets;
•	dispose of any entity, business or assets if the aggregate consideration payable to the Company and its subsidiaries exceeds $50 million;
•	change the scope and nature of the Company’s business;
•	amend the organizational documents of the Company or any of its subsidiaries;
•	take any action that would impair in any material respect the Company’s ability to perform its obligations under the Investor Rights Agreement or Roche’s rights thereunder; or
•	voluntarily dissolve or liquidate or make any voluntary bankruptcy filings.

Voting Obligations. As long as Roche is entitled to appoint at least one director to the Board of Directors, Roche will be required to (a) cause all of its Shares to be present for quorum purposes at any meeting of the stockholders of the Company, (b) vote all of its Shares to approve any matter requiring approval by Roche described in the preceding paragraph that Roche has approved within the previous six months and (c) vote all of its Shares in connection with the election of directors or the adoption of certain equity plans either (i) in accordance with the recommendation of the Board of Directors or (ii) in the same proportion as the votes cast by all stockholders of the Company other than Roche and its affiliates.

Standstill Restrictions. During the period following the Closing and ending on April 7, 2018 (the “Restricted Period”), Roche was restricted from acquiring additional Shares, except in order to offset dilution and maintain its aggregate percentage ownership in the Company at no less than 50.5% of the outstanding Shares on a fully diluted basis. For as long as Roche has the right to designate a director, Roche is prohibited from making any proxy solicitations in connection with the election or removal of directors, or knowingly encouraging or facilitating a third party to engage in any such solicitation, subject to certain limited exceptions.

As of April 8, 2018, if Roche desires to acquire Shares (other than in transactions to maintain its aggregate percentage ownership) it is permitted only to make an offer to purchase all remaining Shares held by the other stockholders of the Company (a “Buyout Offer”). Prior to April 7, 2020, for as long as Roche beneficially owns at least 20% of the outstanding shares, any Buyout Offer shall be made on a confidential basis, subject to the review, evaluation and approval of a special committee of independent directors who are unaffiliated with Roche and are not officers or employees of the Company (the “Disinterested Directors”) and subject to a non-waivable condition that a majority of the Shares held by stockholders of the Company not affiliated with Roche approve the Buyout Offer. From and after April 7, 2020, if Roche desires to acquire Shares (other than in transactions to maintain its aggregate percentage ownership) Roche is permitted to make a Buyout Offer directly to the stockholders of the Company without the review, evaluation or approval of the Board or the Disinterested Directors, as long as the Buyout Offer is subject to the non-waivable condition that a majority of the Shares held by stockholders of the Company not affiliated with Roche approve the Buyout Offer. From and after April 7, 2020, for as long as Roche beneficially owns at least 20% of the outstanding Shares, if Roche makes a Buyout Offer, then at any subsequent annual meeting of the stockholders of the Company (or special meeting called for the purpose of electing directors), Roche will be entitled to nominate any individuals who qualify as independent directors under the terms of the Investor Rights Agreement for any or all Board seats.

The standstill restrictions on Roche will automatically terminate if the Company enters into a definitive agreement with respect to, or the Board recommends to the Company’s stockholders, a transaction pursuant to which any person or group would acquire, directly or indirectly, voting securities of the Company representing more than 20% of the aggregate voting power of all then-outstanding voting securities of the Company. In any such case, Roche will be free to oppose the transaction or propose an alternative transaction of its choosing.

Roche’s Ability to Maintain its Percentage Ownership Interest in Our Stock. The Company has agreed to establish and maintain a stock repurchase program to repurchase Shares in order to maintain Roche’s aggregate percentage ownership in the Company at no less than 50.5% of the outstanding Shares on a fully diluted basis, less any Shares transferred by Roche (the “Share Percentage Minimum”). The Company’s obligation to maintain such stock repurchase program will terminate upon the earlier of (a) any transfer by Roche of Shares following which Roche beneficially owns less than 40% of the outstanding Shares on a fully diluted basis and (b) Roche beneficially owning less than 30% of the outstanding Shares.

Until the date on which Roche beneficially owns less than 30% of the outstanding Shares, Roche also will hold a continuing option to purchase Shares from the Company or in the open market, at prevailing market prices, in order to maintain Roche’s Share Percentage Minimum. If the Company fails to or is unable to satisfy its repurchase obligations under the stock repurchase program described above, and Roche purchases Shares from the Company or in the open market, the Share Percentage Minimum will be increased by the percentage of the outstanding Shares, on a fully diluted basis, represented by the Shares that Roche was required to purchase at its cost in order to maintain its aggregate percentage ownership in the Company.

In the event that the Company issues any securities and, as a result thereof, Roche beneficially owns less than 50.1% of the outstanding Shares on a fully diluted basis, the restrictions on Roche under the Investor Rights Agreement (including with respect to the agreement to vote Roche’s Shares, the standstill restrictions and the transfer restrictions described below), but not the rights of Roche under the Investor Rights Agreement, will immediately terminate, and Roche will thereafter have the ability to exercise in full its rights as a stockholder of the Company.

Restrictions on Transfer of Shares. Commencing on April 8, 2018, subject to certain exceptions, Roche may not, without the prior consent of a special committee of Disinterested Directors, transfer any Shares to any person or group, if such person or group would beneficially own in excess of 10% of the outstanding Shares following such transfer. Following April 7, 2020, Roche will be permitted to transfer all (but not less than all) of its Shares to a third party that has made an offer to the Company or its stockholders (including pursuant to a tender offer) to purchase all of the outstanding Shares if the price, form of consideration and other terms and conditions of the transfer offered to Roche are the same as (or no more favorable than) the price, form of consideration and other terms and conditions offered to all other stockholders of the Company, other than (a) fair market consideration payable in exchange for entering into restrictive covenants and (b) commercial agreements (including with respect to transition services) on arm’s-length terms, in each case, as required by the purchaser as a condition to the transaction.

Freedom to Pursue Opportunities. Neither Roche (including the Roche Designees) nor the Company will be generally required to offer a corporate opportunity to the other, and except as agreed in connection with the strategic collaboration between Roche and the Company or as part of the Investor Rights Agreement, there will be no restrictions on the Company’s or Roche’s ability to engage in similar activities or lines of business.

Matters Reserved for Approval of the Disinterested Directors. For as long as there is at least one Roche Designee on the Board, the following actions will require approval of a majority of the Disinterested Directors (or a special committee of Disinterested Directors):

•	any transaction between Roche or any of its affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand;
•	any enforcement or waiver of the rights of the Company or any of its subsidiaries under any agreement between the Company or any of its subsidiaries, on the one hand, and Roche or any of its affiliates, on the other hand; and
•	any purchase of Shares by Roche or any of its affiliates, except as otherwise expressly set forth in the Investor Rights Agreement.

Termination. The Investor Rights Agreement will automatically terminate on the later of the date Roche beneficially owns less than 10% of the outstanding Shares or the date that Roche owns no Registrable Securities (as defined in the Investor Rights Agreement).

Credit Facility

On August 2, 2016, we entered into a Credit Facility Agreement (the “Credit Facility”) with Roche Finance Ltd, an affiliate of Roche. On July 31, 2017, we amended the Credit Facility. Under the Credit Facility, as amended, during the three-year period ending on July 31, 2020 (the “Draw Period”), we may borrow up to $200 million, of which $80 million was available to us immediately, $70 million became available upon the achievement of certain milestones in November 2017, and $50 million will be available upon the achievement of certain additional milestones. During the Draw Period, we shall pay Roche quarterly a commitment fee equal to 0.4% of the available balance of the Credit Facility. The proceeds from the Credit Facility are intended to be used for product development and commercialization, corporate development, and working capital management. Loans made under the Credit Facility bear interest at 6.5% per annum. We shall pay Roche quarterly during the Draw Period, and for six months thereafter, accrued interest on the outstanding principal of the loans. Beginning six months after the Draw Period and for five years thereafter, we shall pay Roche quarterly equal payments of principal, with accrued interest, until maturity of the Credit Facility on February 2, 2026. The Credit Facility is subject to prepayment fees and default interest rates.

The Credit Facility is secured by a lien on all of our tangible and intangible personal property, including, but not limited to, shares of our subsidiaries (65% of the equity interests in the case of foreign subsidiaries), intellectual property, insurance, trade and intercompany receivables, inventory and equipment and contract rights, and all proceeds and products thereof (other than certain excluded assets). The Credit Facility contains certain affirmative covenants, including, among others, obligations for us to provide monthly and annual financial statements, to meet specified minimum cash requirements, to provide tax gross-up and indemnification protection, and to comply with laws. The Credit Facility also contains certain negative covenants, including, among others, restrictions on our ability to dispose of certain assets, to acquire another company or business, to encumber or permit liens on certain assets, to incur additional indebtedness (subject to customary exceptions) and to pay dividends on our common stock. The Credit Facility also provides for a number of events of default, including, among others, defaults due to non-payment, bankruptcy, failure to comply with covenants, breaches of a representation and warranty, change of control, or material adverse effect and judgment defaults. As of December 31, 2017, we had $60 million in borrowings outstanding and $90 million of unused and available credit under the Credit Facility and as of April 23, 2018, we had $90 million in borrowings outstanding and $110 million of unused and available credit under the Credit Facility.

OVERVIEW OF PROPOSALS

This Proxy Statement contains two proposals requiring stockholder action. Proposal 1 requests the election of nine directors to the Board of Directors. Proposal 2 requests the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Each of the proposals is discussed in more detail below.

PROPOSAL 1

ELECTION OF DIRECTORS

In connection with the Investment, on April 2, 2015 at a special meeting of stockholders, the Company’s stockholders approved amendments to our Certificate of Incorporation, including an amendment to declassify the Board of Directors and provide for the annual election of directors. As such, each member of our Board of Directors is now elected each year at the Annual Meeting.

The Board of Directors has fixed the number of directors for the Board at nine for the next year. Our Board is currently comprised of nine directors, all of whom have been nominated for re-election by the nominating and corporate governance committee of the Board of Directors (the “Nominating and Corporate Governance Committee”):

•	four independent directors unaffiliated with Roche: Alexis Borisy, Michael Dougherty, Evan Jones and Krishna Yeshwant, M.D.;
•	our President and Chief Executive Officer: Troy Cox;
•	our Chairman of the Board: Michael Pellini, M.D.; and
•	three individuals affiliated with Roche: Daniel O’Day, Sandra Horning, M.D. and Michael Varney, Ph.D.

Directors are elected each year at the annual meeting of stockholders to a term expiring at the next annual meeting of stockholders. If elected, each nominee will serve as a director until the 2019 annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. However, for so long as the Investor Rights Agreement is in effect, any vacancies or newly created directorships shall be filled in accordance with the Investor Rights Agreement. A director elected by the Board of Directors to fill a vacancy shall hold office until the next annual meeting of stockholders, and until the director’s successor is duly elected and qualified or until his or her earlier death, resignation or removal.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the nine director nominees to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Certain information about each director nominee as of April 23, 2018 is set forth below. There are no family relationships among any of our directors or executive officers.

Name	Positions and Offices held with Foundation Medicine	Director Since	Age
Alexis Borisy	Director	2009	46
Troy Cox	President, Chief Executive Officer and Director	2017	54
Michael Dougherty	Director	2016	60
Sandra Horning, M.D.	Director	2015	69
Evan Jones	Director	2013	61
Daniel O’Day	Director	2015	53
Michael Pellini, M.D.	Chairman of the Board of Directors	2011	52
Michael Varney, Ph.D.	Director	2015	59
Krishna Yeshwant, M.D.	Director	2011	39

Set forth below are the biographies of each director nominee, as well as a discussion of the particular experience, qualifications, attributes and skills that led our Board of Directors to conclude that each person nominated to serve on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director nominee meets the minimum qualifications established by the Nominating and Corporate Governance Committee.

Alexis Borisy has served as a member of our Board of Directors since 2009 and served as Chairman of our Board of Directors from 2011 to February 2017. He co-founded Foundation Medicine in 2009 and served as our interim Chief Executive Officer through May 2011. Since 2010, Mr. Borisy has been a partner at Third Rock Ventures, LLC, a life sciences venture capital firm focused on the formation, development and strategy of new companies. Mr. Borisy co-founded Blueprint Medicines Corp. (NASDAQ: BPMC) (“Blueprint”) in 2011 and served as its interim chief executive officer, and currently is on its board of directors. In addition, since July 2013, Mr. Borisy has served as chairman of Warp Drive Bio, LLC, a life sciences company focusing on genomics where he served as chief executive officer from 2011 to July 2013. Mr. Borisy also serves on the board of directors of Editas Medicine, Inc. (NASDAQ: EDIT), REVOLUTION Medicines, Inc., Magenta Therapeutics, Inc., Celsius Therapeutics, Inc., Relay Therapeutics, Inc. where he serves as chairman, and Tango Therapeutics, Inc. where he serves as chairman. From 2007 through 2012, Mr. Borisy served as chairman of FORMA Therapeutics, Inc., a life sciences company focused on targeting cancers for treatment. In 2000, Mr. Borisy founded CombinatoRx, Inc. (now Epirus Biopharmaceuticals, Inc. (NASDAQ: EPRS)), a drug development company, and served as its chief executive officer and on its board of directors from 2000 to 2009. Mr. Borisy holds an A.B. in chemistry from the University of Chicago and an A.M. from Harvard University. We believe Mr. Borisy’s detailed knowledge of our Company and long tenure with us, having served as one of our founders, along with his experience working with and serving on the boards of directors of life sciences companies and his experience working in the venture capital industry, qualify him to serve on our Board of Directors.

Troy Cox has served as our Chief Executive Officer and a member of our Board of Directors since February 2017 and in December 2017, the Board appointed Mr. Cox to the additional position of President, which became effective in February 2018. Mr. Cox joined us from Genentech, Inc. (“Genentech”) where he held the position of Senior Vice President, BioOncology Sales & Marketing from February 2010 until February 2017. Before joining Genentech, Mr. Cox served as president of CNS operations at UCB S.A. (“UCB BioPharma”) with responsibility for developing and commercializing therapeutics for diseases primarily related to the central nervous system. Prior to UCB BioPharma, Mr. Cox held senior commercial leadership roles with Sanofi-Aventis and Schering-Plough. Mr. Cox received a B.A. in finance from the University of Kentucky and an M.B.A. from the University of Missouri. We believe Mr. Cox’s nearly three decades of proven leadership and expertise in the global, strategic and operational aspects of the biopharmaceutical industry, and position as our Chief Executive Officer, qualifies him to serve on our Board of Directors. See the “Executive Compensation” section for information concerning Mr. Cox’s employment as our Chief Executive Officer.

Michael R. Dougherty has served as a member of our Board of Directors since November 2016. Mr. Dougherty served as executive chairman of Celator Pharmaceuticals, Inc., a formerly publicly traded biopharmaceutical company that was acquired by Jazz Pharmaceuticals plc in July 2016, from August 2015 to July 2016, and as a director from July 2013 to July 2016. Mr. Dougherty was chief executive officer and a member of the board of directors of Kalidex Pharmaceuticals, Inc., a privately held anti-infective biotechnology company, from May 2012 to October 2012. Mr. Dougherty has served in a variety of senior positions in the biopharmaceutical industry, including as chief executive officer and a member of the board of directors of Adolor Corporation, as chief operating officer of Genomics Collaborative, Inc., chief executive officer of Magainin Pharmaceuticals Inc., and as chief financial officer at Centocor, Inc. He currently serves on the board of directors at Trevena Inc. (NASDAQ:TRVN) and Marinus Pharmaceuticals, Inc. (NASDAQ:MRNS), both of which are publicly traded life sciences organizations. Mr. Dougherty also served on the board of directors of: ViroPharma, Incorporated from 2004 to 2014, Cempra, Inc. from 2013 to 2017 and Aviragen Therapeutics, Inc. from May 2013 to February 2018. Mr. Dougherty is a graduate of Villanova University. We believe Mr. Dougherty’s extensive operations and financial experience in the biopharmaceutical industry and his service as a board member on several life sciences organizations qualify him to serve on our Board of Directors.

Sandra Horning, M.D.,has served as a member of our Board of Directors since April 2015. Dr. Horning currently serves as global head, product development and chief medical officer for Roche and Genentech. She joined Roche in late 2009 as global head of oncology product development. She is an emerita professor of medicine (oncology) at Stanford University where she served as a tenured professor, practicing oncologist and investigator for more than two decades. Dr. Horning received B.A. and M.D. degrees from the University of Iowa. She completed a post-doctoral fellowship at Stanford University. Pursuant to the Investor Rights Agreement, Dr. Horning is a Roche Designee. We believe Dr. Horning’s medical experience as an oncologist and experience in the development and commercialization of hematological and oncological pharmaceutical products qualify her to serve on our Board of Directors.

Evan Jones has served as a member of our Board of Directors since 2013. Since 2007, Mr. Jones has served as managing member of jVen Capital, LLC, a life sciences investment company. He also serves as chairman and chief executive officer of OpGen, Inc. (NASDAQ: OPGN), a precision medicine company using molecular diagnostics and bioinformatics to combat infectious disease. Previously, he co-founded Digene Corporation (“Digene”), a formerly publicly traded biotechnology company focused on women’s health and molecular diagnostic testing that was sold to Qiagen N.V. (NASDAQ: QGEN) in 2007. He served as chairman of Digene’s board of directors from 1995 to 2007, as Digene’s chief executive officer from 1990 to 2006, and as Digene’s president from 1990 to 1999. Mr. Jones served as a member of the board of directors of CAS Medical Systems, Inc. (NASDAQ: CASM), a developer of patient vital signs monitoring products and technologies, from June 2008 to October 2013. He has served on the board of directors of Veracyte, Inc. (NASDAQ: VCYT), a molecular cytology company, since 2008. He also served on the board of directors of Fluidigm Corporation (NASDAQ: FLDM), a technology company that develops, manufactures and markets microfluidic systems in the life sciences industry focused on analysis of single cells and industrial genomics, from March 2011 to August 2017. Mr. Jones received a B.A. from the University of Colorado and an M.B.A. from The Wharton School at the University of Pennsylvania. We believe that Mr. Jones’ qualifications to serve on our Board of Directors include his extensive experience in the molecular diagnostic industry, including as chief executive officer of a public company focused on molecular diagnostic testing, as well as his service as a board member with other public and private companies.

Daniel O’Day has served as a member of our Board of Directors since April 2015. Mr. O’Day has served as chief executive officer of Roche Pharmaceuticals since September 2012 and is a member of the Roche corporate executive committee. Mr. O’Day has nearly three decades of operating expertise at Roche having served previously in various executive leadership positions for Roche Pharmaceuticals and Diagnostics. Most recently, between January 2010 and August 2012, Mr. O’Day served as chief operating officer of Roche’s Diagnostics Division. He also serves on the board of directors of Flatiron Health, Inc. (“Flatiron”), Roche Pharma (Schweiz) AG, Shanghai Roche Pharmaceuticals Ltd., Genentech and Chugai Pharmaceutical Co., Ltd. He served on the board of directors of Genentech USA, Inc. from August 2012 to December 2013 and Roche Diagnostics GmbH from January 2010 to November 2012. Mr. O’Day received a B.S. degree in biology from Georgetown University and an M.B.A. from Columbia University. Pursuant to the Investor Rights Agreement, Mr. O’Day is a Roche Designee. We believe that Mr. O’Day is qualified to serve on our Board of Directors based on his extensive leadership experience and service as a board member on numerous domestic and international biotechnology and pharmaceutical public companies.

Michael Pellini, M.D., has served as a member of our Board of Directors since May 2011 and as our Chairman since February 2017. He served as our Chief Executive Officer from May 2011 until February 2017, and as our President from May 2011 until March 2015. Dr. Pellini is currently a Managing Partner at Section 32, LLC. Dr. Pellini joined us from Clarient, Inc. (“Clarient”), a General Electric Healthcare Company which was acquired by NeoGenomics, Inc. (NASDAQ: NEO) in 2015, where he held the position of president and chief operating officer from April 2008 to April 2011 and served on its board of directors from May 2007 to April 2009. Dr. Pellini served as vice president, life sciences at Safeguard Scientifics, Inc. (NYSE: SFE), a private equity and venture capital firm from March 2007 to April 2008 and, as part of this role, was detailed to Clarient beginning in July 2007. Dr. Pellini currently serves on the board of directors of Tango Therapeutics, Inc., Singular Genomics, Inc., Vineti, Inc., and Adaptive Biotechnologies, Inc. Dr. Pellini received a B.A. from Boston College, an M.B.A. from Drexel University and an M.D. from Jefferson Medical College, now the Sidney Kimmel Medical College of Thomas Jefferson University. Dr. Pellini’s qualifications to sit on our Board of Directors include his extensive leadership, executive, managerial, business and diagnostic company experience, including as our former Chief Executive Officer, along with his years of industry experience in the development and commercialization of pharmaceutical products.

Michael Varney, Ph.D., has served as a member of our Board of Directors since April 2015. Dr. Varney currently serves as head of Research and Early Development at Genentech. He joined Genentech in 2005, where he has held various executive roles in small molecule drug discovery and research. Previous to his tenure at Genentech, Dr. Varney served as vice president, drug discovery for the Global Research and Development organization of Pfizer Inc. (NYSE: PFE). Dr. Varney previously spent over ten years with Agouron Pharmaceuticals, Inc. which was acquired by Pfizer Inc. in 2000, eventually serving as a corporate vice president and head of research. Dr. Varney received a B.S. degree in chemistry from the University of California, Los Angeles and a Ph.D. in organic synthesis from the California Institute of Technology. He completed a post-doctoral research fellowship at Columbia University. Pursuant to the Investor Rights Agreement, Dr. Varney is a Roche Designee. Dr. Varney’s experiences in research and development in large multinational pharmaceutical companies make him a valuable member of our Board of Directors.

Krishna Yeshwant, M.D., has served as a member of our Board of Directors since 2011. Dr. Yeshwant currently serves as a partner at Google Ventures, a venture-capital fund. Dr. Yeshwant has been working with Google Ventures since June 2008. Before joining Google Ventures, in 1996 he founded Stanford Students Consulting, an electronic data interchange company that was acquired by Hewlett-Packard Company (NYSE: HPQ) in 2000. In 2000, he founded Recourse Technologies, Inc., a network security company that was acquired by Symantec Corporation (NASDAQ: SYMC) in 2002. Since 2009, Dr. Yeshwant has also been employed by Partners Healthcare, a not-for-profit health care system, as an internal medicine physician at Brigham and Women’s Hospital. Dr. Yeshwant has a B.S. in Computer Science from Stanford University, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School. Dr. Yeshwant currently serves on the board of directors of Flatiron, Element Science, Inc., PatientPing Inc., One Medical Group and DNAnexus, Inc. We believe Dr. Yeshwant’s medical expertise as a physician and experience working in the venture capital industry and serving on the boards of directors of several life sciences companies qualify him to serve on our Board of Directors.

Vote Required and Board of Directors’ Recommendation

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting (meaning that the nine director nominees who receive the highest number of shares voted “for” their election are elected). With respect to the election of directors, you may vote “for” or “withhold” authority to vote for each of the nominees for the Board. Broker non-votes and proxies marked to withhold authority will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the director nominees listed above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the audit committee of the Board of Directors (the “Audit Committee”), the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018. The Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

In accordance with Instruction 2 to Item 304 of Regulation S-K, we furnished KPMG a copy of the disclosures in this Proxy Statement required by Item 304(a) of Regulation S-K prior to the time this Proxy Statement was filed with the SEC. In the event KPMG believed the disclosures were incorrect or incomplete, they were permitted to express their views in a brief statement to be included in this Proxy Statement. KPMG did not submit such a statement. We expect representatives of KPMG to be present at the Annual Meeting and available to respond to appropriate questions. KPMG will have the opportunity to make a statement if they desire to do so.

Audit Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by KPMG and its affiliates for the fiscal years ended December 31, 2017 and December 31, 2016.

	Fiscal 2017	Fiscal 2016
Audit Fees	$741,165	$538,000
Audit-Related Fees	140,000	—
Tax Fees	—	—
All Other Fees	—	—
Total	$881,165	$538,000

Audit Fees. Audit Fees consist of fees billed for professional services performed to audit our annual consolidated financial statements and the review of interim consolidated financial statements.

Audit-Related Fees. Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements.

Pre-Approval of Audit and Non-Audit Services

It is the policy of the Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by the Audit Committee.

All KPMG services and fees in the fiscal years ended December 31, 2017 and 2016 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 2 requires the affirmative vote of a majority of the votes properly cast “for” this proposal (meaning the number of shares voted “for” this proposal must exceed the number of shares voted “against” this proposal). With respect to this proposal, you may vote “for,” “against” or “abstain” from voting on this proposal. Shares that are voted “abstain” will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of this proposal.

The Board of Directors unanimously recommends that stockholders vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 23, 2018 for: each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 37,037,754 shares of our common stock outstanding as of April 23, 2018. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of April 23, 2018, including upon the exercise of stock options and vesting of restricted stock units. These stock options and restricted stock units shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name and address of beneficial owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with Roche Holding Ltd(2)	21,019,111	56.8%
Named executive officers and directors
Troy Cox(3)	252,690		*
Michael Doherty	83,962		*
Steven Kafka, Ph.D.(4)	2,618		*
Alexis Borisy(5)	86,558		*
Michael Dougherty(6)	24,789		*
Sandra Horning, M.D	—		*
Evan Jones(7)	51,511	—
Daniel O’Day	—		*
Michael Pellini, M.D.(8)	223,057		*
Michael Varney, Ph.D	—	—
Krishna Yeshwant, M.D.(9)	5,786		*
All directors and executive officers as a group (17 persons)(10)	1,108,027	3.0%
*	Represents beneficial ownership of less than one percent of outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Foundation Medicine, Inc., 150 Second Street, Cambridge, MA 02141
(2)	Based on a Schedule 13D/A filed by Roche Holding Ltd (“Roche Holding”) and two of its affiliates, Roche Finance Ltd (“Roche Finance”) and Roche Holdings, Inc. (“Holdings”), with the SEC on April 23, 2015, reporting shares held as of April 14, 2015. Roche Holding may be deemed to have beneficial ownership of, and sole voting and dispositive power with respect to (a) 20,604,288 shares directly held by Holdings and (b) 414,823 shares directly held by Roche Finance. The address of Roche is 1 DNA, MS #24, South San Francisco, CA 94080.
(3)	Includes 15,691 restricted stock units vesting within 60 days of April 23, 2018.
(4)	Includes options to purchase 2,618 shares exercisable within 60 days of April 23, 2018.
(5)	Includes (i) options to purchase 13,385 shares exercisable within 60 days of April 23, 2018 and (ii) 5,786 restricted stock units vesting within 60 days of April 23, 2018.

(6)	Includes 5,786 restricted stock units vesting within 60 days of April 23, 2018.
(7)	Includes (i) 9,300 shares held by jVen Capital, LLC, (ii) options to purchase 24,559 shares exercisable within 60 days of April 23, 2018 and (iii) 5,786 restricted stock units vesting within 60 days of April 23, 2018. Mr. Jones is the managing member of jVen Capital, LLC.
(8)	Includes options to purchase 112,346 shares exercisable within 60 days of April 23, 2018.
(9)	Includes 5,786 restricted stock units vesting within 60 days of April 23, 2018.
(10)	Includes (i) options to purchase 170,311 shares exercisable within 60 days of April 23, 2018 and (ii) 54,526 restricted stock units vesting within 60 days of April 23, 2018.

EXECUTIVE OFFICERS

The following table identifies our executive officers and sets forth their current position(s) at Foundation Medicine and their ages as of April 23, 2018.

Name	Age	Position
Troy Cox	54	President, Chief Executive Officer and Director
Thomas Civik	49	Chief Commercial Officer
Michael Doherty	59	Head of Product Development
Konstantin Fiedler, Ph.D.	52	Chief Operating Officer
Robert Hesslein, J.D.	65	Senior Vice President and General Counsel
Vincent Miller, M.D.	56	Chief Medical Officer
Melanie Nallicheri	49	Chief Business Officer and Head of BioPharma
Jason Ryan	43	Chief Financial Officer

You should refer to “Proposal 1 - Election of Directors” above for information about our President and Chief Executive Officer, Troy Cox. Biographical information for our other executive officers, as of April 23, 2018, is set forth below.

Thomas Civik joined Foundation Medicine in November 2017 as our Company’s Chief Commercial Officer. Mr. Civik worked from 1999 to 2017 in Genentech’s commercial organization, most recently serving as Vice President of Sales and Marketing, where Mr. Civik was responsible for leading commercialization efforts for several leading oncology products. Prior to joining the oncology team at Genentech, Mr. Civik led the commercial activities for a portfolio of products focused on stroke and cardiovascular disease. Mr. Civik began his career at Genentech in the managed care area, holding increasingly complex roles focused on delivering access for the entire Genentech portfolio. Prior to Genentech, Mr. Civik spent eight years at Sanofi where he held increasingly complex roles in sales, sales management and account management. Mr. Civik received B.A. from Saint Norbert College and an M.B.A. from the Kellogg School of Management at Northwestern University.

Michael Doherty has been Head of Product Development at Foundation Medicine since January 2017. Prior to joining the Company, Mr. Doherty was Head of Regulatory Affairs at Roche Pharmaceuticals and Genentech for a period of 14 years from 2002 to 2016, overseeing the approvals of products in the field of oncology, immunology, hematology and bone disease. Prior to Roche Pharmaceuticals and Genentech, he worked in regulatory affairs at pharmaceutical companies based in the U.K., France, Switzerland and the U.S. Mr. Doherty serves as a Strategic Adviser to Genentech Product Development, as Regulatory Strategy Adviser to VisionGate, a clinical stage cancer diagnostics and therapeutics company, and as a member of the IBM Watson Life Sciences advisory board. Mr. Doherty has a BSc in Biochemistry from the University of Reading, U.K. and a fellowship of the Institute of Medical Sciences, U.K., and a Diploma in Management Studies from the University of Portsmouth, U.K.

Konstantin Fiedler, Ph.D., joined Foundation Medicine in November 2016 as general manager of international markets and has served as Chief Operating Officer since February 2018. Prior to joining Foundation Medicine, Dr. Fiedler was head of innovation at Linde Healthcare, Germany from June 2013 to October 2016 and a Vice President of Leica Biosystems from April 2011 to May 2013 where he led the global Tissue Diagnostics business unit. Before this, Dr. Fiedler was an executive in the Life Sciences division at General Electric where he held leadership roles at various business units within the division. Earlier in his career he held senior positions at Danaher Corporation, Amersham plc and SmithKline Beecham. Dr. Fiedler earned his Ph.D. from the University of Konstanz, Germany and his M.S. in Physics from the University of Graz, Austria.

Robert Hesslein, J.D., has served as our Senior Vice President and General Counsel since May 2012. Mr. Hesslein was previously senior vice president and deputy general counsel at Genzyme Corporation

(“Genzyme”), a biotechnology company based in Cambridge, Massachusetts, which is now a wholly-owned subsidiary of Sanofi (NYSE: SNY), from 1996 to 2012. Before Genzyme, from 1990 to 1996, Mr. Hesslein was a second vice president and counsel at The New England, a mutual life insurance company. From 1978 to 1990, Mr. Hesslein was an associate and subsequently a partner at Csaplar & Bok, a Boston law firm. Mr. Hesslein earned his B.A. from Yale University and his J.D. from The Cornell Law School.

Vincent Miller, M.D., was appointed to serve as our Chief Medical Officer in July 2013. He joined us in October 2011 and served as our Senior Vice President, Clinical Development between then and July 2013. Dr. Miller served between July 1991 and October 2011 as an attending physician, and Dr. Miller has served since November 2011 to the present as a consulting physician, at Memorial Sloan-Kettering Cancer Center. Dr. Miller earned his B.A. from the University of Pennsylvania and his M.D. from the University of Medicine and Dentistry of New Jersey in Newark.

Melanie Nallicheri joined Foundation Medicine in October 2016 as Chief Business Officer and Head of BioPharma. Prior to joining Foundation Medicine, from September 2013 to June 2016, Ms. Nallicheri was Senior Vice President, Corporate Strategy and Business Development at McKesson Distribution Solutions and McKesson Data & Analytics. From April 2011 to September 2013, Ms. Nallicheri was Senior Vice President, Corporate Development at Geron Corporation. From January 1993 to February 2011, she was a partner and senior member of the global health practice at Booz & Company/Booz Allen Hamilton. She has served on the board of directors at the American Red Cross Bay Area Chapter, Bay Area Council and Healthcare Business Women’s Association. Ms. Nallicheri earned her M.B.A. with honors from Columbia Business School and her M.S. in business and economics from WHU Otto Beisheim School of Corporate Management in Koblenz, Germany.

Jason Ryan has served as our Chief Financial Officer since March 2015, as our Senior Vice President, Finance from January 2014 to March 2015 and as our Vice President, Finance from March 2012 to January 2014. He previously served as our Senior Director, Finance from May 2011 to March 2012. Prior to joining us, Mr. Ryan led the finance and strategic planning functions of Taligen Therapeutics, Inc., which was acquired by Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN), from May 2009 to April 2011, Codon Devices Inc. from May 2007 to May 2009 and Genomics Collaborative, Inc., which was acquired by SeraCare Life Sciences, Inc. (NASDAQ: SRLS), from September 1998 to September 2004. He began his career at Deloitte & Touche. Mr. Ryan holds a B.S. in economics from Bates College and an M.B.A. from Babson College, and earned a C.P.A. in Massachusetts.

RELATED PERSON TRANSACTIONS

Policies for Approval of Related Person Transactions

We have adopted a written policy that transactions with directors, officers and holders of 5% or more of our voting securities and their affiliates (each, a “related person”), must be approved by the Audit Committee or another independent body of our Board of Directors. All related person transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

Transactions with Related Persons

Based on a review of the transactions and arrangements between us and any related person or related person affiliate, we describe below the transactions or arrangements during the year ended December 31, 2017 in which any related person or related person affiliate has a direct or indirect material interest and the amount involved exceeds $120,000.

Strategic Collaboration with Roche. At the Closing, Roche acquired 15,604,288 Shares for aggregate consideration of approximately $780.2 million and completed its primary investment in the Company of $250 million in cash to purchase 5,000,000 newly issued Shares at a price of $50.00 per Share, and as of December 31, 2017, Roche owned approximately 57.5% of the outstanding Shares. Each of the Roche Designees, who are members of our Board of Directors, is an employee of an affiliate of Roche. None of the fees paid under the agreements governing the terms and conditions of our collaborations with Roche described in this section are paid directly or indirectly to a Roche Designee.

In connection with the Investment, we also entered into a broad, strategic collaboration with Roche and certain of its affiliates in the field of molecular information and genomic analysis. These transactions include a research and development collaboration, a U.S. educational support collaboration, an ex-U.S. commercial collaboration and an in vitro diagnostic product development collaboration, as well as a tax sharing agreement and the Investor Rights Agreement described in more detail above.

Pursuant to the research and development collaboration, we are collaborating with Roche on multiple platform programs related to the use and development of products and services for use in molecular information, immunotherapy testing, circulating tumor DNA and companion diagnostics. Under the molecular information platform program, beginning as of April 2015, Roche is paying us a guaranteed $85 million over five years for the molecular genomic profiling of a minimum number of cancer samples and to access our molecular information database. Roche will also pay us up to approximately $74 million for activities related to the immunotherapy testing platform program, the circulating tumor DNA platform program and the companion diagnostics platform program. In addition, Roche may purchase our products and services used in connection with these programs under the research and development collaboration. On April 6, 2016, we entered into an amendment to the research and development collaboration with Roche, which reduces certain restrictions on our activities in immuno-oncology and revises certain criteria for the achievement of a development milestone. On June 16, 2016, we entered into a second amendment to the research and development collaboration agreement, which set forth the terms of an omnibus development program to provide for research and development projects that do not fall within the scope of the other programs already covered by the research and development collaboration agreement. On July 25, 2016, we entered into a third amendment to the research and development agreement, which modified certain exclusivity provisions relating to cancer immunotherapy. On December 20, 2016, we entered into a fourth amendment to the research and development collaboration agreement, which further modified certain exclusivity provisions relating to cancer immunotherapy. On September 8, 2017, we entered into a fifth amendment to the research and development collaboration agreement, which reduced certain exclusivity provisions relating to blood-based tumor mutational burden assays. On November 1, 2017, we entered into a sixth amendment to the research and development collaboration agreement, which further modified certain exclusivity provisions relating to cancer immunotherapy.

Pursuant to the U.S. educational support collaboration, we are jointly conducting with Genentech, a wholly-owned subsidiary of Roche, an education support program for healthcare professionals in the United States regarding the use of next-generation sequencing and comprehensive genomic profiling technology. Genentech is developing education materials based upon information related to comprehensive genomic profiling provided by us, and the parties share the costs related to the development of such materials.

Pursuant to the ex-U.S. commercial collaboration, Roche has the right to commercialize our existing clinical diagnostic testing products, including FoundationOne, FoundationOneHeme, FoundationACT, FoundationOne CDx, any clinical diagnostic products developed under the research and development collaboration and any other products upon mutual agreement. Roche has the exclusive right to commercialize such products worldwide, excluding the United States and any countries excluded pursuant to the terms of the collaboration. By the end of 2017, Roche had commercially launched our products in close to 30 countries. Roche will pay us agreed upon royalties and commercial milestones. In May 2016, we and Roche amended this collaboration to establish procedures for each party to track and inform the other party concerning any adverse events, in the event such adverse events occur. In September 2016, in connection with the ex-U.S. commercial collaboration, we entered into a facility lease (the “Penzberg Lease”) with Roche Diagnostics, GmbH for the lease of office and laboratory space located in Penzberg, Germany. The initial term of the Penzberg Lease commenced on September 9, 2016 and expires on September 8, 2021. Upon certain conditions set forth in the Penzberg Lease, we have the option to extend the term of the Penzberg Lease for additional two-year terms. We began paying rent of approximately $22,000 per month in September 2016. On October 10, 2017, we entered into a second amendment to the ex-U.S. commercial collaboration, which added FoundationACT to the collaboration and modified certain pricing terms and delivery obligations. On December 8, 2017, we entered into a third amendment to the ex-U.S. commercial collaboration, which modified the minimum price that Roche will pay to us for royalties and commercial milestones. On February 28, 2018, we and Roche amended and restated the ex-U.S. commercial collaboration, which added FoundationOne CDx to the collaboration, and modified other terms and delivery obligations.

For the year ended December 31, 2017, we recognized $25.5 million of related-party molecular information revenue from Roche, the majority of which is revenue earned under the Molecular Information Platform Program. For the year ended December 31, 2017, we recognized $24.8 million of related-party pharma research and development services, which was made up of various research and development projects under the Roche R&D Collaboration Agreement.

Pursuant to the in vitro diagnostic product development collaboration (the “IVD Collaboration”), the Company and Roche have entered into an agreement regarding a non-exclusive collaboration to develop and commercialize in vitro diagnostic versions of certain existing Company products, including FoundationOne and FoundationOneHeme, and future Company products (such products, the “IVD Kits”), including those developed under the research and development collaboration. Pursuant to the IVD Collaboration, the parties or their affiliates may execute one or more agreements from time to time specifically governing the development, manufacture, use and commercialization of any IVD Kits, with the terms of such agreements to be set forth therein.

Pursuant to the tax sharing agreement, we and Roche have agreed to make payments such that the net amount we pay on account of Roche’s consolidated, combined or unitary taxes in respect of certain state and local tax jurisdictions generally will be approximately as though we were not related to Roche by stock ownership and had filed separate, stand-alone income tax returns in such jurisdictions either on a stand-alone basis or as the common parent of a group of corporations, rather than as a consolidated subsidiary of Roche. We will not be included in Roche’s consolidated group for federal income tax purposes as a result of the Investment.

On August 2, 2016, we entered into the Credit Facility with Roche Finance Ltd, an affiliate of Roche. On July 31, 2017, we amended the Credit Facility. Under the Credit Facility, as amended, during the Draw Period, we may borrow up to $200 million, of which $80 million was available to us immediately, $70 million became available upon the achievement of certain milestones in November 2017, and $50 million will be available upon the achievement of certain additional milestones. During the Draw Period, we shall pay Roche quarterly a commitment fee equal to 0.4% of the available balance of the Credit Facility. The proceeds from the Credit Facility are intended to be used for product development and commercialization, corporate development, and working capital management. Loans made under the Credit Facility bear interest at 6.5% per annum. We shall pay Roche quarterly during the Draw Period, and for six months thereafter, accrued interest on the outstanding principal of the loans. Beginning six months after the Draw Period and for five years thereafter, we shall pay Roche quarterly equal payments of principal, with accrued interest, until maturity of the Credit Facility in February 2026. The Credit Facility is subject to prepayment fees and default interest rates.

The Credit Facility is secured by a lien on all of our tangible and intangible personal property, including, but not limited to, shares of our subsidiaries (65% of the equity interests in the case of foreign subsidiaries), intellectual property, insurance, trade and intercompany receivables, inventory and equipment and contract rights, and all proceeds and products thereof (other than certain excluded assets). The Credit Facility contains certain affirmative covenants, including, among others, obligations for us to provide monthly and annual financial statements, to meet specified minimum cash requirements, to provide tax gross-up and indemnification protection, and to comply with laws. The Credit Facility also contains certain negative covenants, including, among others, restrictions on our ability to dispose of certain assets, to acquire another company or business, to encumber or permit liens on certain assets, to incur additional indebtedness (subject to customary exceptions) and to pay dividends on our common stock. The Credit Facility also provides for a number of events of default, including, among others, defaults due to non-payment, bankruptcy, failure to comply with covenants, breaches of a representation and warranty, change of control, or material adverse effect and judgment defaults. As of December 31, 2017, we had $60 million in borrowings outstanding and $90 million of unused and available credit under the Credit Facility and as of April 23, 2018 we had $90 million in borrowings outstanding and $110 million of unused and available credit under the Credit Facility.

Biopharmaceutical Relationship with Agios. In February 2013, we entered into a master services agreement with Agios in the ordinary course pursuant to which we have performed tests utilizing our molecular information platform when ordered by Agios, and which agreement was amended in February 2015 and February 2017. We recognized revenue in the amount of $0.5 million for the fiscal year ended December 31, 2017 under the agreement. In the event Agios elects to retain our services for a particular project, Agios submits a specific work order for the applicable project, with a payment schedule for such project included in the work order. In the event we are asked to perform services beyond what is included in the applicable work order, the additional services and the corresponding compensation provided by Agios must be mutually agreed upon by the parties in writing prior to the provision of such services or our obligation to provide such services. Any payments for services are made pursuant to invoices that we submit to Agios. As amended, the agreement terminates at the later of February 28, 2019 and the completion of all services provided pursuant to outstanding work orders. We may terminate the agreement in the event Agios fails to pay a disputed invoice, following a negotiation between the parties in good faith. The agreement also contains customary confidentiality, indemnification, insurance and assignment provisions. David Schenkein, M.D., who was a member of our Board of Directors until June 2017, is the chief executive officer of Agios. The fees under the agreement are paid by Agios in consideration of certain sequencing and related consulting services provided by us to Agios. Under the agreement, none of these fees will be paid directly or indirectly to Dr. Schenkein.

Employment Agreements. We have entered into employment agreements with certain of our executive officers. See the “Executive Compensation” section for further details.

Indemnification Agreements with Executive Officers and Directors. We have entered into an indemnification agreement with each of our directors and executive officers. These indemnification agreements and our Certificate of Incorporation and our By-laws indemnify each of our directors and officers to the fullest extent permitted by the DGCL. See the “Director Compensation-Limitation of Liability and Indemnification Agreements” section for further details.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, Alexis Borisy, Evan Jones and Krishna Yeshwant served as members of the compensation committee of our Board of Directors (the “Compensation Committee”). None of these individuals was at any time during the fiscal year ended December 31, 2017 one of our officers or employees or had any relationship requiring disclosure under Item 404 of Regulation S-K, and none was a former officer of the Company, other than Alexis Borisy, who served as our interim chief executive officer from our inception in November 2009 until May 2011. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or the Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received and written representations from certain Reporting Persons during the fiscal year ended December 31, 2017, we believe that all Reporting Persons complied with all Section 16(a) reporting requirements.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. Rule 5605(b)(1) of The Nasdaq Stock Market Rules (the “NASDAQ Rules”) requires that a majority of the members of the Board of Directors be independent in that they are not our officers or employees and are free of any relationship that would interfere with the exercise of their independent judgment. Our Board of Directors has determined that Alexis Borisy, Michael Dougherty, Evan Jones and Krishna Yeshwant are independent directors in accordance with applicable NASDAQ listing standards, while Troy Cox, Daniel O’Day, Michael Pellini, Sandra Horning and Michael Varney are not independent in accordance with applicable NASDAQ listing standards. As a result, currently the majority of the directors on our Board are not independent under the criteria for independence established under the applicable NASDAQ listing standards. Since Roche holds more than 50% of our voting power, we have elected to rely on NASDAQ Rule 5615(c)(2), which provides an exemption from the Rule 5605(b)(1) requirement that a majority of the directors be independent if we are considered a “controlled company.”

The positions of Chairman of the Board (“Chairman”) and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing advice to and oversight of management. Since our former Chief Executive Officer, Michael Pellini, currently serves as Chairman, we believe this governance structure allows our Chairman to simultaneously provide oversight while advising on specific operational and other business objectives as needed. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. Our Board also believes that this structure ensures a greater role for the non-management directors in the oversight of our Company and active participation of these directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Our Board believes its administration of its risk oversight function has not affected its leadership structure. Although our By-laws do not require our Chairman and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

Board Meetings and Committees. Our Board of Directors held seven meetings during 2017. The independent directors regularly hold executive sessions at meetings of the Board of Directors. During 2017, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served, with the exception of Michael Varney, who attended 71% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which he served. Continuing directors and nominees for election as directors in a given year are encouraged to attend the annual meeting of stockholders. Eight of the nine directors serving on the Board as of our 2017 annual meeting of stockholders attended that meeting.

Stockholder Communications. Any stockholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, to the attention of the Chair, Nominating and Corporate Governance Committee. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

During 2017, our Board of Directors had standing audit, compensation and nominating and corporate governance committees. The three Roche Designees have observation rights with respect to each of these Board committees, which rights include (a) the provision with all notices of meetings, consents, minutes and other written materials that are provided to the directors serving on the applicable committee at the same time as such materials are provided to such directors and (b) the right to attend all meetings of the applicable Board committee.

Audit Committee.

Michael Dougherty, Evan Jones and Krishna Yeshwant currently serve on the Audit Committee, which is chaired by Mr. Dougherty. Our Board of Directors has determined that each member of the Audit Committee is

“independent” for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable NASDAQ Rules. Our Board of Directors has designated each of Mr. Dougherty and Mr. Jones as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;
•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices we use;
•	reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•	recommending, based upon the Audit Committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•	overseeing our compliance with applicable legal and regulatory requirements;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing quarterly earnings releases.

The Audit Committee held eight meetings during 2017. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the Audit Committee charter is available in the “About Us—Investors—Corporate Governance” section of our website at www.foundationmedicine.com.

A Roche Designee has observation rights with respect to the Audit Committee pursuant to the terms of the Investor Rights Agreement.

Compensation Committee.

Alexis Borisy, Evan Jones and Krishna Yeshwant currently serve on the Compensation Committee, which is chaired by Mr. Borisy. Our Board of Directors has determined that each of Mr. Borisy, Mr. Jones and Dr. Yeshwant is “independent” as that term is defined in the applicable NASDAQ Rules. The Compensation Committee’s responsibilities include:

•	annually reviewing and recommending to our Board of Directors corporate goals and objectives, and determination of the achievement thereof, relevant to the compensation of our Chief Executive Officer and other executive officers;
•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and recommending to our Board of Directors the compensation of our Chief Executive Officer;

•	reviewing and approving, or reviewing and recommending to our Board of Directors for approval, all compensation decisions relating to any one or all of our executive officers, other than our Chief Executive Officer, whose compensation is reviewed, at the discretion and upon request by the Board, by the Compensation Committee and approved by the Board;
•	reviewing and establishing our overall management compensation philosophy and policy;
•	overseeing and administering our compensation and similar plans;
•	evaluating and assessing potential current compensation advisors in accordance with the independence standards identified in the applicable NASDAQ rules;
•	retaining and approving the compensation of any compensation advisors;
•	reviewing and approving, or reviewing and recommending to our Board of Directors for approval, our policies and procedures for the grant of equity-based awards;
•	determining or reviewing and making recommendations to our Board of Directors with respect to director compensation;
•	preparing the compensation committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing and discussing with management the compensation disclosure to be included in our annual proxy statement or Annual Report on Form 10-K; and
•	reviewing and discussing with our Board of Directors corporate succession plans for the Chief Executive Officer and other key officers.

The Compensation Committee held four meetings during 2017. The Compensation Committee operates under a written charter adopted by the Board, which is available in the “About Us—Investors—Corporate Governance” section of our website at www.foundationmedicine.com.

A Roche Designee has observation rights with respect to the Compensation Committee pursuant to the terms of the Investor Rights Agreement.

Nominating and Corporate Governance Committee.

Alexis Borisy and Krishna Yeshwant currently serve on the Nominating and Corporate Governance Committee, which is chaired by Mr. Borisy. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the applicable NASDAQ rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to our Board of Directors criteria for board and committee membership;
•	establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;
•	identifying individuals qualified to become members of the Board of Directors;
•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;
•	developing and recommending to our Board of Directors a set of corporate governance guidelines; and
•	overseeing the evaluation of our Board of Directors and management.

The Nominating and Corporate Governance Committee held one meeting during 2017. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, which is available in the “About Us—Investors—Corporate Governance” section of our website at www.foundationmedicine.com.

A Roche Designee has observation rights with respect to the Nominating and Corporate Governance Committee pursuant to the terms of the Investor Rights Agreement.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and our Chief Executive Officer. Additionally, in selecting nominees for directors, the

Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described in the written charter of the Nominating and Corporate Governance Committee under the section entitled, “Nominating Committee Activities—Selection of New Directors.” To date, the Company has not paid any third party to identify or evaluate or assist in identifying or evaluating potential director nominees, although it reserves the right to do so.

In identifying and evaluating proposed director candidates, the Nominating and Corporate Governance Committee considers the minimum qualifications specified by our corporate governance guidelines, including a candidate’s strategic or policymaking experience, accomplishments and prominence in his or her field, integrity, availability to serve on the Board and any other criteria for Board membership as may be approved by the Board from time to time. In addition, the committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board, and the obligations of the Company to maintain the composition of the Board in accordance with the terms of the Investor Rights Agreement. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, however, the committee believes that it is important that our Board members represent diverse viewpoints.

Risk Oversight. Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our other SEC filings. Management is responsible for the day-to-day management of risks we face. Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies throughout the year as part of its consideration of undertaking any such business strategies.

Each of our Board committees also oversees the management of our risk that falls within the applicable committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer reports to the Audit Committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, the Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer. The Audit Committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and updates to such risks, and reports to our Board of Directors regarding these activities.

Audit Committee Report

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation and oversight of our independent registered public accounting firm, including reviewing their independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any non-audit services that may be performed by our independent registered public account firm; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of internal financial controls; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee’s main responsibility is to monitor and oversee this process.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2017 audited consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by PCAOB Auditing Standard No. 16. In addition, the Audit Committee received the written disclosures from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independent registered public account firm’s independence from the Company and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

THE AUDIT COMMITTEE

Michael Dougherty
Evan Jones
Krishna Yeshwant, M.D.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct for our directors, officers and employees, including our Chief Executive Officer and our Chief Financial Officer. A copy of the Code of Conduct is available in the “About Us—Investors—Corporate Governance” section of our website at www.foundationmedicine.com. A printed copy of these documents will be made available upon request. Any amendments to the Code of Business Conduct and Ethics, and any waivers thereto involving our executive officers, also will be available on our corporate website.

EXECUTIVE COMPENSATION

Overview

Our compensation programs are designed to:

•	attract and retain individuals with superior ability and managerial experience;
•	align executive officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders; and
•	increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the Company.

Our Compensation Committee is primarily responsible for developing and implementing our compensation policies and establishing and approving the compensation for all of our executive officers. The Compensation Committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually and from time-to-time as needed all compensation decisions relating to all of our executive officers, other than our Chief Executive Officer. The Compensation Committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself and makes recommendations to our Board regarding the compensation of our Chief Executive Officer. Our Compensation Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions and has hired Radford, an Aon Hewitt company, to provide these services. Radford provides market data to inform the Compensation Committee with respect to executive and director compensation, but does not make any specific recommendation of the amount or form of executive or director compensation.

Executive Compensation Components

The primary elements of our executive compensation are base salary, cash incentive bonuses, long-term incentive compensation in the form of restricted stock units and stock options and broad-based benefits programs. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation. The Compensation Committee considers a number of factors in setting compensation for our executive officers, including Company performance, as well as the executive officer’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Equity Compensation Plans

The following table sets forth information as of December 31, 2017 regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2010 Stock Incentive Plan, the 2013 Stock Option and Incentive Plan and our 2013 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	1,830,757	(1)	19.53	4,061,837	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	1,830,757		19.53	4,061,837
(1)	Includes 666,717 shares of common stock issuable upon the exercise of outstanding options and 1,164,040 shares of common stock issuable upon settlement of outstanding restricted stock units.
(2)	Includes 3,273,334 shares available for grant under the 2013 Stock Option and Incentive Plan and 788,503 shares available for grant under the 2013 Employee Stock Purchase Plan. On January 1, 2018, an additional 1,461,671 shares were added under the evergreen provision of the 2013 Stock Option and Incentive Plan.

Summary Compensation Table—2017 and 2016 Fiscal Years

The following table presents information regarding the total compensation awarded to, earned by, and paid during the fiscal years ended December 31, 2017 and 2016, respectively, to our Chief Executive Officer and our next two most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2017. These individuals are our named executive officers for 2017.

Name and principal position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity incentive plan compensation ($)		All other compensation ($)		Total ($)
Troy Cox(2) President and Chief Executive Officer	2017	486,539	324,000	(4)	4,895,631	—	414,356	(5)	61,571	(6)	6,182,097
	2016	—	—		—	—	—		—		—

Michael Doherty Head of Product Development	2017	372,692	—		2,693,939	—	165,585	(5)	183,433	(7)	3,415,649
	2016	—	—		—	—	—		—		—

Steven Kafka, Ph.D. President and Chief Operating Officer	2017	462,069	338,239	(8)	1,030,673	—	249,967	(5)	3,975	(9)	2,084,923
	2016	437,687	—		1,368,750	—	188,513		4,567		1,999,517

Michael Pellini, M.D.(3) former Chief Executive Officer	2017	123,034	—		2,355,558	124,174	—	(5)	1,846	(9)	2,604,612
	2016	511,808	—		1,642,500	—	263,055		48,955		2,466,318
(1)	Amounts reported in the Stock Awards column reflect the grant date fair value of restricted stock units granted in 2017 and 2016 in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion regarding the valuation of our stock awards for financial statement reporting purposes, please refer to Note O, “Stock-Based Compensation” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference herein. These amounts do not correspond to the actual value that may be recognized by the named executive officers. In addition, pursuant to the Chairman Agreement (discussed in the “Director Compensation” section of this proxy statement) the amounts reported in the Stock Awards and Option Awards columns for Dr. Pellini for 2017 represent the incremental fair value attributable to the modification of (i) outstanding time-based and performance-based restricted stock units such that vesting continued during his service on the Board of Directors through December 31, 2017 and (ii) outstanding stock options held by Dr. Pellini and the extension of the post-termination exercise period of such options.
(2)	Mr. Cox joined Foundation Medicine on February 6, 2017. His annualized base salary for 2017 was $550,000.
(3)	Dr. Pellini served as our chief executive officer through February 5, 2017. Dr. Pellini has served as the Chairman of the Board of Directors since February 6, 2017. Compensation for his service as Chairman of the Board during 2017 is presented in the “Director Compensation Table—2017.”
(4)	Represents a one-time payment paid to Mr. Cox pursuant to the terms of his employment agreement.
(5)	Represents amounts earned in 2017, which were paid in March 2018, under our bonus program based upon achievement of Company, department and individual performance goals and other factors deemed relevant by our Board of Directors and Compensation Committee. The 2017 annual bonus pool was funded based upon the Company’s achievement of 2017 objectives. The 2017 annual performance bonuses for each of our named executive officers was based 50% on the achievement of department objectives and 50% on individual performance. Our Board of Directors determined that we met 105% of our Company objectives in 2017, and the bonus pool was established based upon this assessment. Mr. Cox’s department and individual performance entitled him to receive approximately 108% of his total target bonus amount. Our Board of Directors further determined that in combination with department and individual performance, Mr. Doherty was entitled to approximately 109% and Dr. Kafka was entitled to approximately 108% of their respective total target bonus amounts. Dr. Pellini resigned as our Chief Executive Officer in February 2017 and was therefore not entitled to receive a bonus under the bonus program with respect to 2017.
(6)	The amount reported represents (i) relocation expenses of $29,092, (ii) $28,504 in living expenses for travel between our offices in Cambridge and San Francisco and lodging expenses in the Cambridge area and (iii) a Company match under our 401(k) plan of $3,975.
(7)	The amount reported represents (i) living and relocation expenses of $100,819, (ii) a tax gross-up of $78,639 on such living and relocation expenses and (iii) a Company match under our 401(k) plan of $3,975.
(8)	The amount reported represents a cash payment under the terms of Dr. Kafka’s retention agreement.
(9)	The amount reported represents a Company match under our 401(k) plan.

Employment Agreements with Our Named Executive Officers

We have entered into an employment agreement with each of the named executive officers. These employment agreements provide for “at will” employment. Dr. Pellini resigned as our chief executive officer effective February 6, 2017, and was appointed as Chairman of the Board on that date. See “Director Compensation” for information concerning Dr. Pellini’s 2017 compensation as our Chairman.

Troy Cox. On January 5, 2017, we entered into an employment agreement with Mr. Cox for the position of Chief Executive Officer. As of March 1, 2018, Mr. Cox receives an annual base salary of $583,000, which is subject to review and increase in accordance with our corporate policy. Mr. Cox is also eligible to participate in the Company’s performance-based cash incentive bonus program, with a target annual bonus equal to 70% of his base salary, payable at the discretion of the Board based on its assessment of the Company’s performance and Mr. Cox’s performance against department and individual goals. Mr. Cox is eligible to participate in employee benefit plans generally available to our senior executives, subject to the terms of those plans.

Michael Doherty. On January 1, 2017, we entered into an employment agreement with Mr. Doherty for the position of Head of Product Development. As of March 1, 2018, Mr. Doherty receives an annual base salary of $395,200, which is subject to review and adjustment in accordance with our corporate policy. Mr. Doherty is also eligible for an annual bonus with a target amount of up to 40% of his base salary, payable at the discretion of the Compensation Committee based on its assessment of the Company’s performance and Mr. Doherty’s performance against department and individual goals established by the Compensation Committee. Mr. Doherty is eligible to participate in employee benefit plans generally available to our full-time employees, subject to the terms of those plans. Pursuant to the terms of the employment agreement, Mr. Doherty was eligible for living assistance of $35,000 in 2017 and a relocation allowance of up to $75,000. All living and relocation expense assistance amounts payable to Mr. Doherty are grossed up for applicable state and federal taxes.

Steven Kafka, Ph.D. On May 21, 2013, we entered into an employment agreement with Dr. Kafka for the position of Chief Operating Officer, which was amended on September 10, 2013. In March 2015, Dr. Kafka was promoted to the position of President and Chief Operating Officer. On January 5, 2017, we entered into a letter agreement with Dr. Kafka (the “Retention Agreement”) to provide cash and equity award retention payments to Dr. Kafka in order to encourage him to remain employed by the Company for at least 12 months following February 6, 2017 (the “Retention Period”). Pursuant to the Retention Agreement, Dr. Kafka received a retention bonus of $676,478 (the “Cash Retention Payment”), which was paid in two equal installments of $338,239 on the six-month anniversary of February 6, 2017 and on the last day of the Retention Period. Dr. Kafka also received an equity award of 52,855 restricted stock units with an aggregate value of $1,000,000 (the “Retention Equity Award”) calculated over a thirty-day period prior to the date of grant, which Retention Equity Award vested in full on the last day of the Retention Period. Dr. Kafka resigned from the Company effective February 16, 2018.

The employment agreements with Messrs. Cox and Doherty provide for certain payments and benefits in the event of an involuntary termination of employment. In addition, each of Messrs. Cox and Doherty is entitled to accelerated vesting of certain outstanding and unvested equity awards held by them in certain circumstances. The information below describes certain compensation and equity acceleration that may become payable as a result of certain events. These payments and benefits are in addition to benefits available generally to employees, including distributions under our 401(k) plan, accrued benefits under our health and welfare plans and arrangements, and accrued vacation pay. Outstanding equity awards for the named executive officers as of December 31, 2017 are set forth under “Outstanding Equity Awards at Fiscal Year-End Table—2017.”

Messrs. Cox and Doherty are also party to our standard Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement that includes non-competition and non-solicitation provisions that apply during their employment with the Company and for one year thereafter.

Involuntary Termination of Employment and Change in Control

Pursuant to his employment agreement, if Mr. Cox’s employment is terminated by us without “Cause” (as defined in his employment agreement) at any time or by Mr. Cox for “Good Reason” (as defined in his employment agreement) in accordance with the “Good Reason Process” (as defined in his employment agreement) within 18 months following a “Change in Control” (as defined in his employment agreement), he will be entitled to (1) continuation of his base salary at the rate in effect immediately prior to the termination date for 18 months following the termination date, (2) provided he timely elects COBRA benefits, continued payment of the employer portion of medical insurance benefits that he would otherwise be eligible to receive as an active employee of the Company until the earlier of 18 months following the termination date and the date Mr. Cox otherwise becomes re-employed or otherwise ineligible for COBRA, and (3) a lump sum payment equal to a pro-rated portion of his annual bonus as calculated based on the number of days worked in the year in which termination occurs. If Mr. Cox becomes entitled to such termination payments within 18 months following a Change of Control, then any outstanding unvested time-based equity awards granted prior to the Change in Control will also vest in full. Mr. Cox’s receipt of such termination payments and benefits is contingent upon execution, non-revocation and compliance with a separation agreement that contains, among other things, a general release of claims and a non-disparagement covenant in favor of the Company and related persons.

Pursuant to his employment agreement, if Mr. Doherty’s employment is terminated by us without “Cause” (as defined in his employment agreement) at any time or by Mr. Doherty for “Good Reason” (as defined in his employment agreement) in accordance with the “Good Reason Process” (as defined in his employment agreement), within 18 months following a “Change in Control” (as defined in his employment agreement), Mr. Doherty will be eligible to receive (1) continuation of his base salary at the rate in effect immediately prior to the termination date for 12 months following the termination date, (2) provided he timely elects COBRA benefits, continued payment of the employer portion of medical insurance benefits that he would otherwise be eligible to receive as an active employee of the Company until the earlier of 12 months following the termination date and the date Mr. Doherty otherwise becomes re-employed or otherwise ineligible for COBRA, and (3) a lump sum payment equal to a pro-rated portion of his annual bonus as calculated based on the number of days worked in the year in which termination occurs. If Mr. Doherty becomes entitled to such termination payments within 18 months following a Change of Control, then any outstanding unvested equity awards that have been granted acceleration rights and were granted prior to the Change in Control will also vest in full. Mr. Doherty’s receipt of such termination payments and benefits is contingent upon execution, non-revocation and compliance with a separation agreement that contains, among other things, a general release of claims and a non-disparagement covenant in favor of the Company and related persons.

To ensure that our executives continue to be protected against the loss of their positions or the anticipated benefits of their long-term incentive compensation arrangements following a subsequent change in control, we plan to enter into amendments to their employment agreements to specifically provide that any subsequent buyout by Roche, a sale of Roche’s shares to another third party or other acquisitions or actions by Roche also would constitute a “change in control.”

Outstanding Equity Awards at Fiscal Year-End Table—2017

The following table summarizes, for each of the named executive officers, the number of shares of common stock underlying outstanding stock options and other stock-based awards held as of December 31, 2017.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of Shares That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Troy Cox	—	—		—	—	251,058	(2)	17,122,155

Michael Doherty	—	—		—	—	83,533	(3)	5,696,951

Steven Kafka, Ph.D	34	—		4.16	3/07/2023	90,675	(4)	6,184,035
	2,584	—		4.16	3/07/2023
	7,338	—		29.94	4/09/2024
	2,037	625	(5)	29.94	4/09/2024

Michael Pellini, M.D.(6)	6,949	—		0.84	1/10/2022
	30,548	—		0.84	3/27/2022
	49,224	—		4.16	3/07/2023
	25,625	—		7.12	5/21/2023
(1)	Based on a price of $68.20 per share, which was the closing price per share of our common stock as reported by The NASDAQ Global Select Market on December 29, 2017, the last trading day of 2017.

(2)	Represents restricted stock units granted on February 6, 2017, which vest with respect to 25% of the units on February 6, 2018 and with respect to 75% of the units in twelve equal installments every three months thereafter with the first installment vesting on May 6, 2018.
(3)	Represents restricted stock units granted on April 1, 2017, which vest with respect to 25% of the units on April 1, 2018 and with respect to 75% of the units in twelve equal installments every three months thereafter with the first installment vesting on July 1, 2018.
(4)	Represents (i) 52,855 restricted stock units granted on February 6, 2017 which vested on February 6, 2018, (ii) the remaining balance of 320 restricted stock units granted on April 9, 2014, which vest in equal quarterly installments over four years through March 31, 2018 and (iii) the remaining balance of 37,500 restricted stock units granted on April 1, 2016, which vest 8.3% quarterly from July 1, 2017 through April 1, 2019. All unvested restricted stock units as of February 16, 2018, Dr. Kafka’s last day of employment, were cancelled.
(5)	Represents the remaining balance of a stock option to purchase shares of our common stock granted on April 9, 2014. The shares underlying this stock option were originally subject to vesting in equal quarterly installments through March 31, 2018. Any unvested stock options held by Dr. Kafka as of February 16, 2018, Dr. Kafka’s last day of employment, were cancelled.
(6)	Upon the Closing, the unvested portion of Dr. Pellini’s outstanding stock options accelerated and became 100% vested and exercisable or non-forfeitable.

Compensation Committee Report

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

The Compensation Committee reviewed and discussed the disclosure included in the Executive Compensation section of this Proxy Statement with management. Based on that review and discussions, the Compensation Committee recommended to the Board of Directors that the disclosure included in the Executive Compensation section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Alexis Borisy
Evan Jones
Krishna Yeshwant, M.D.

DIRECTOR COMPENSATION

The following table presents the total compensation for each person who served as a member of our Board of Directors during 2017, other than Mr. Cox. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board of Directors in 2017. Mr. Cox, who was our Chief Executive Officer beginning on February 6, 2017, receives no compensation for his service as a director, and consequently, is not included in the table below. The compensation received by Mr. Cox during 2017 is presented in the “Summary Compensation Table—2017 and 2016 Fiscal Years.” Dr. Pellini served as our Chief Executive Officer through February 5, 2017 and his compensation for 2017 as Chief Executive Officer is presented in the “Summary Compensation Table—2017 and 2016 Fiscal Years.” The three Roche Designees, Drs. Horning and Varney and Mr. O’Day, do not receive cash or equity compensation for their service as directors because they are employees of Roche or its affiliates.

Director Compensation Table—2017

Director name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Alexis Borisy	72,986	231,729	304,715
Michael Dougherty	73,874	231,729	305,603
Evan Jones	60,290	231,729	292,019
Michael Pellini, M.D	224,702	—	224,702
David Schenkein, M.D.(2)	22,356	—	22,356
Krishna Yeshwant, M.D	59,000	231,729	290,729
(1)	These amounts represent the grant date fair value of restricted stock unit awards in 2017 in accordance with FASB ASC 718-10, excluding the impact of forfeitures. These amounts do not represent the actual amounts paid to or realized by directors for these awards during the year ended December 31, 2017. As of December 31, 2017, our non-employee directors held stock options to purchase shares of our common stock that had previously been granted by us as director compensation representing the following number of shares of our common stock. Mr. Borisy – options to purchase 13,385 shares; Mr. Jones – options to purchase 24,559 shares; and Dr. Pellini – options to purchase 112,346 shares.
(2)	Dr. Schenkein retired from the Board on June 20, 2017.

Compensation of Michael Pellini, M.D. as Chairman of the Board

Effective February 6, 2017, Dr. Pellini resigned as our Chief Executive Officer. Dr. Pellini, who has served as a member of the Board since 2011, was appointed as Chairman of the Board effective as of February 6, 2017. On January 5, 2017, we entered into a letter agreement (the “Chairman Agreement”) with Dr. Pellini, which provides for compensation terms for Dr. Pellini. Under the Chairman Agreement, Dr. Pellini no longer receives the salary or benefits referenced in his amended and restated employment agreement dated September 9, 2013 other than an annual performance bonus for calendar year 2016. For his service pursuant to the Chairman Agreement, Dr. Pellini received $250,000 for his services for his first year (on a contract year basis) as Chairman of the Board, and will receive $125,000 for his services for the second year (on a contract year basis) as Chairman of the Board. Dr. Pellini’s performance-based restricted stock units were modified to continue to vest as long as he serves on the Board and fully vested on December 12, 2017. His restricted stock units that are not performance-based were modified to continue to vest until December 31, 2017. Dr. Pellini’s vested stock options were modified and remain exercisable until the later of February 6, 2020 and one year after Dr. Pellini no longer serves on the Board (but in no event after the “Final Exercise Date” as defined in the relevant stock option agreements). Commencing as of our 2018 annual meeting of stockholders, Dr. Pellini will also be eligible to receive annual equity awards for Board service in accordance with our Non-Employee Director Compensation Policy.

Non-Employee Director Compensation Policy

Our Board of Directors has adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. Under the policy, all non-employee directors, other than the Roche Designees, will be paid cash compensation as set forth below:

Annual Retainer ($)
Board of Directors:
All non-employee members	40,000
Additional retainer for Board Chairperson	50,000

Audit Committee:
Chairperson	20,000
Non-Chairperson members	8,000

Compensation Committee:
Chairperson	14,000
Non-Chairperson members	6,000

Nominating and Corporate Governance Committee:
Chairperson	10,000
Non-Chairperson members	5,000

Under our non-employee director compensation policy, each newly appointed or elected non-employee director is eligible to receive a one-time grant of the number of restricted stock units corresponding to that number of whole shares of our common stock having an aggregate grant date fair value of approximately $440,000 with the value per share calculated based on the average closing price of our common stock for the 30 trading days prior to the date immediately preceding the grant date. The date of grant is the date he or she first becomes a non-employee director. These restricted stock units vest in three (3) equal annual installments during the three (3) years following the grant date, subject to the director’s continued service on the Board.

In addition, on the date of each annual meeting of stockholders, each continuing non-employee director is eligible to receive an annual restricted stock unit grant having an aggregate grant date fair value of no more than $220,000 with the value per share based on the average closing price of our common stock for the 30 trading days prior to the date immediately preceding the grant date. The annual grants vest on the earlier of the one-year anniversary of the date of grant or the date of our next annual meeting of stockholders, subject to the director’s continued service on the Board.

All of the foregoing one-time and annual restricted stock unit grants will immediately vest in full upon the death or disability of a director or upon a change in control of the Company.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily because our compensation programs are designed to encourage our executive officers and other employees to recognize and support both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Limitation of Liability and Indemnification Agreements

We have adopted provisions in our Certificate of Incorporation and By-laws that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our By-laws provide that:

•	we will indemnify our directors, officers and, in the discretion of our Board of Directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•	we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our Board of Directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors, such executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us and/or in furtherance of our rights. Additionally, each of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our Company under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2017, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 150 Second Street, Cambridge, MA 02141, Attention: Corporate Secretary or call us at (617) 418-2200. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

FOUNDATION MEDICINE, INC.
150 SECOND STREET
CAMBRIDGE, MA 02141

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s) , mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	☐	☐	☐
1.	Election of Directors

Nominees

01	Alexis Borisy	02	Troy Cox	03	Michael Dougherty	04	Sandra Horning, M.D.	05	Evan Jones
06	Daniel O’Day	07	Michael Pellini, M.D.	08	Michael Varney, Ph.D.	09	Krishna Yeshwant, M.D.

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com .

FOUNDATION MEDICINE, INC.
Annual Meeting of Stockholders
June 21, 2018 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Troy Cox and Robert Hesslein, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of FOUNDATION MEDICINE, INC. that the stockholder(s) is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on June 21, 2018, at Goodwin Procter LLP, 100 Northern Ave, Boston, Massachusetts 02210 and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If you submit a proxy without giving voting instructions, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side